Exhibit 99.1

Vallon Pharmaceuticals Announces Appointment of Meenu Karson to Board of Directors

Global biopharmaceutical industry senior executive with over 15 years of operational leadership with transactional and capital markets experience spanning both private and public large pharma and small biotech companies

Philadelphia, PA, February 28, 2022 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of CNS disorders, today announced the appointment of Meenu Karson to its Board of Directors.

“We are excited to welcome Ms. Karson to our Board of Directors. Over the course of her career, she has led a successful IPO, raised significant capital to advance clinical development programs, and has played a key role leading business and operations for pharmaceutical and biotech companies. Her broad expertise, particularly in business development, will be an invaluable asset to our Board as we continue to evolve as a company and advance and grow our pipeline of novel drugs designed to deter abuse,” commented David Baker, President & Chief Executive Officer of Vallon.

“This is an important and pivotal time in the evolution of Vallon. I believe the Company’s abuse-deterrent formulation technology represents an exciting and much-needed shift in the treatment of CNS disorders. As the Company prepares for the catalytic milestones ahead with its development programs, ADAIR and ADMIR, I look forward to working alongside the management team to optimize the potential and positioning for Vallon,” added Ms. Karson

Ms. Karson is a recognized biopharmaceutical executive with a successful track record of strategic leadership and executing transactions and accelerating value-generating milestones. Most recently, Ms. Karson served as the President and CEO of Proteostasis Therapeutics, Inc. , a clinical stage company focused on small molecule CFTR modulators to treat cystic fibrosis (CF). Among her achievements during her tenure at Proteostasis Therapeutics, Ms. Karson played a key role in creating value through clinical validation and strategic partnering, raising more than $300 million in crossover and public financings, including the company’s IPO, partnered the company’s non-CF technology platform with Astellas Pharma for milestones of up to $1.2 billion, and positioned the company as the most advanced contender to only commercial player in CF space by completing over 20 clinical studies across more than 80 sites in 20 countries. Prior to that, she served as the President and CEO at Allozyne Inc., a privately held, clinical stage protein bioconjugation company, where she drove accelerated development of the platform technology and clinical pipeline and created strategic partnering opportunities. Other career appointments include Vice President of Business Development and Licensing at Novartis AG, where she was a key member in all licensing strategies, processes and outcomes in Europe and emerging growth markets as well as global M&A, and Chief Business Officer of

Bioxell S.p.A. where she led development of all corporate and commercial strategy. Additionally, Ms. Karson currently serves as a Board Member for BIO, Vasomune Therapeutics, Inc. and Fore Biotherapeutics.

Ms. Karson received Bachelor of Science degree in Pharmacology from the University of Toronto and a Master of Business Administration in Strategy and Finance from the Schulich School of Business at York University.

About Vallon Pharmaceuticals, Inc.
Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with CNS disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse-deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.
Forward Looking Statements
This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com